Exhibit 99.1

NOTICE OF BLACKOUT PERIOD

Important Notice Concerning Your Rights Under

The HomeBanc Mortgage Corporation 401(k) Retirement Plan

August 6, 2007

1.

This notice is to inform you that the New York Stock Exchange (“NYSE”) notified HomeBanc Corp. (“HomeBanc”) on August 3, 2007, that the listing of the HomeBanc (HMB) common stock had been suspended effective immediately, , meaning that the HomeBanc common stock can no longer be traded on the NYSE. A board- appointed subcommittee of the Fiduciary Committee to the HomeBanc Mortgage Corporation 401(k) Retirement Plan (the “Committee”) received this notice on Monday, August 6, 2007 and took immediate action to temporarily suspend all transactions involving sales and/or purchases of HomeBanc common stock, including sales and/or purchases related to the HomeBanc Company Stock Fund under the HomeBanc Mortgage Corporation 401(k) Retirement Plan (as amended and restated, the “Plan”).

2.

As a result of this suspension on trading of HomeBanc common stock, you temporarily will be unable to direct or diversify the portion of your Plan account that is invested in the HomeBanc Company Stock Fund. This period, during which you will be unable to exercise these rights otherwise available under the plan, is called a “Blackout Period.” Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this Blackout Period may affect your retirement planning, as well as your overall financial plan.

3.

The Blackout Period for the HomeBanc Company Stock Fund is effective as of August 6, 2007, and is expected to end at such time as a viable trading market exists for the HomeBanc common stock on the NYSE or another exchange or over-the-counter trading system. All participants will be notified when the Blackout Period has ended. During this period, the committee will be monitoring the HomeBanc common stock trading status and will notify all participants in the change in status.

4.

During the Blackout Period you will be unable to direct or diversify the assets held in the portion of your Plan account that is invested in the HomeBanc Company Stock Fund. For this reason, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify the HomeBanc Company Stock Fund during the Blackout Period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments.

5.

Federal law generally requires that you be furnished notice of a blackout period at least 30 days in advance of the last date on which you could exercise your affected rights immediately before the commencement of any blackout period in order to provide you with sufficient time to consider the effect of the blackout period on your retirement and financial plans. However, the Committee was unable to provide you with advance notice in this instance due to the unexpected delisting of HomeBanc common stock from the NYSE. As soon as the Committee received notification regarding the delisting, the Committee determined that continuing to allow trading could result in a violation of the requirements of Section 404(a) of ERISA and immediately suspended all trading of HomeBanc common stock. The immediate action of HomeBanc did not allow for a 30-day advance notice.

6.	If you have any questions concerning this notice, you should contact any of the following

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Colleen Haddow (404-303-4113) Lanny Gates (404-459-7800) Andrea Back (404-459-7554)	HomeBanc Mortgage Corporation 2002 Summit Boulevard, Suite 100 Atlanta, GA 30319-1497

Date: August 6, 2007	Board Appointed Fiduciary Subcommittee, HomeBanc Mortgage Corporation 401(k) Retirement Plan

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